Exhibit 99.1

CommScope Reports Second Quarter 2019 Results

Second Quarter 2019 Highlights

(all comparisons highlighted below are year-over-year and include ARRIS results from the acquisition date, April 4, 2019, through June 30, 2019)

•	Net sales of $2.57 billion; net sales of $2.59 billion excluding purchase accounting adjustments*
•	GAAP operating loss of $(209.2) million
•	GAAP net loss of $(1.81) per basic share compared to net income of $0.34 per diluted share
•	Non-GAAP adjusted EBITDA (excluding special items) increased 45.9% to $395.6 million
•	Non-GAAP adjusted net income (excluding special items) of $0.66 per diluted share decreased 2.9%
•	Issuing third quarter guidance of adjusted EBITDA in a range of $310 million to $370 million and adjusted EPS in a range of $0.37 to $0.47

*Excluded from the Company’s sales for the second quarter of 2019 were $18.3 million of sales related to deferred revenue purchase accounting adjustments.

HICKORY, NC, August 8, 2019— CommScope Holding Company, Inc. (NASDAQ: COMM), a global leader in infrastructure solutions for communications networks, reported results for the quarter ended June 30, 2019.

The company reported second quarter net sales of $2.57 billion, an increase of 107% compared to $1.24 billion during the same period in the prior year. The second quarter of 2019 included ARRIS sales of $1.37 billion from the date of acquisition, April 4, 2019, through the end of the quarter. Excluding purchase accounting adjustments of $18.3 million related to deferred revenue, net sales in the second quarter of 2019 were $2.59 billion. CommScope generated a net loss of $334 million, or $(1.81) per basic share, a decrease from the prior year period's net income of $65.9 million, or $0.34 per diluted share. Non-GAAP adjusted net income for the second quarter of 2019 was $152.8 million, or $0.66 per diluted share, versus $133.1 million, or $0.68 per diluted share, in the second quarter of 2018. A reconciliation of reported GAAP results to non-GAAP results is attached.

“Our second quarter results were in-line with our expectations as we successfully navigated a difficult operating environment with disciplined execution,” said President and Chief Executive Officer Eddie Edwards. “Despite the challenges facing the broader industry, including persistent headwinds due to declining cable operator spending, we are controlling what we can by continuing our work to streamline the combined operations and further reduce costs to maximize free cash flow generation. To that end, early in the third quarter we have redeemed $100 million of long-term debt with an additional $100 million expected on August 17th, 2019.”

“The management team is working with a renewed sense of urgency to execute our strategic plan and deliver long-term growth and success. We remain confident that, with ARRIS and Ruckus, we will grow faster than the industry and benefit from favorable networking market trends, while continuing to enhance shareholder value. Given recent cable operator spending trends, I believe the operational initiatives we have in place will realign our resources to the highest return opportunities.”

Second Quarter 2019 Overview

For comparisons described below as pro forma, the second quarter of 2019 includes ARRIS results for April 1 to April 3, 2019, the three days within the calendar second quarter before the acquisition date of April 4, 2019, and the second quarter of 2018 includes historical ARRIS results reflecting certain classification changes to align to CommScope’s presentation. All references to net sales exclude the purchase accounting adjustments referenced earlier in this press release. Reconciliations of the pro forma amounts and reported GAAP results to non-GAAP results are attached.

Net sales in the second quarter of 2019 of $2.59 billion increased 108.5% year over year primarily due to the contribution of $1.38 billion from the ARRIS acquisition.

On a pro forma basis, net sales decreased 11.9% year over year with lower results in the Connectivity Solutions, Customer Premise Equipment, Network and Cloud and Ruckus segments, partially offset by growth in the Mobility Solutions segment. The decrease was primarily due to lower sales to cable operator customers, pricing pressures and unfavorable impacts from foreign exchange rate changes of approximately 1%. From a regional perspective, sales were lower in most geographic regions.

GAAP operating income decreased 227% year over year to a loss of $(209.2) million. GAAP operating loss was unfavorably impacted by transaction and integration costs related to the ARRIS acquisition, acquisition accounting adjustments primarily related to the markup of inventory, and higher restructuring costs, all of which are excluded from non-GAAP adjusted EBITDA.

Non-GAAP adjusted EBITDA increased 45.9% to $395.6 million year over year. Pro forma non-GAAP adjusted EBITDA for the second quarter 2019 decreased by 20.1% to $380.5 million, or 14.6% of pro forma net sales, a decrease of 150 basis points. Pro forma non-GAAP adjusted EBITDA was primarily impacted by lower sales volumes, partially offset by lower material costs and lower operating expenses.

Second Quarter 2019 Segment Overviews

For comparisons described below as pro forma for the Customer Premise Equipment, Network and Cloud and Ruckus segments, the second quarter of 2019 includes ARRIS results for April 1 to April 3, 2019, the three days before the acquisition date of April 4, 2019, and the second quarter of 2018 includes historical ARRIS results reflecting certain classification changes to align to CommScope’s presentation. All references to net sales exclude the purchase accounting adjustments referenced earlier in this press release.  Reconciliations of the pro forma amounts and reported GAAP results to non-GAAP results are attached.

Connectivity Solutions

•

Segment net sales of $670.9 million decreased 9.4% due to lower sales volumes and reductions in certain selling prices. Changes in foreign exchange rates negatively impacted segment net sales by approximately 2%. From a regional perspective, net sales declined in all geographic regions.

•

GAAP operating income of $60.5 million decreased 29.2%. GAAP operating income was negatively impacted by higher costs related to the ARRIS transaction and restructuring costs, which are excluded from non-GAAP adjusted EBITDA. Non-GAAP adjusted EBITDA decreased 9.5% to $142.2 million, or 21.2% of segment net sales, consistent with the adjusted EBITDA margin last year. Non-GAAP adjusted EBITDA was negatively impacted by lower net sales, partially offset by lower operating expenses, lower material costs and favorable mix.

Mobility Solutions

•

Segment net sales of $529.4 million increased 6% as a result of higher sales volumes, partially offset by reductions in certain selling prices. From a regional perspective, strong demand in North America and to a lesser extent the EMEA region more than offset a decline in the Asia-Pacific region. Changes in foreign exchange rates negatively impacted segment net sales by approximately 1%.

•

GAAP operating income of $98.5 million increased 24.2%. GAAP operating income was negatively impacted by higher costs related to the ARRIS transaction and restructuring costs, which are excluded from non-GAAP adjusted EBITDA. Non-GAAP adjusted EBITDA increased 23.3% to $140.4 million, or 26.5% of net segment sales, a 370 basis point increase from the year ago period. Non-GAAP adjusted EBITDA benefited from higher sales volumes and cost reduction initiatives.

Customer Premise Equipment

•

Segment net sales for the second quarter 2019 were $889.7 million. Pro forma second quarter 2019 segment net sales of $913.1 million decreased 9.4% from the pro forma year ago period. From a regional perspective, declines in the EMEA and North America regions were the result of reduced cable operator spending. These declines were partially offset by higher sales in the Asia-Pacific region.

•

GAAP operating loss was $25 million. GAAP operating income was negatively impacted by acquisition accounting adjustments and restructuring costs, which are excluded from non-GAAP adjusted EBITDA. Pro forma non-GAAP adjusted EBITDA decreased 1.8% to $60.3 million, or 6.6% of net sales, compared to 6.1% in the year ago period. The stability of pro forma adjusted EBITDA margins was primarily the result of lower material costs.

Network and Cloud

•

Segment sales for the second quarter 2019 were $343.9 million. Pro forma second quarter 2019 segment net sales of $347.7 million decreased 36.7% from the pro forma year ago period.  From a regional perspective, declines in the North America, CALA and EMEA regions were primarily due to lower cable operator spending. These declines were partially offset by higher sales in the Asia-Pacific region.

•

GAAP operating loss was $229.6 million. GAAP operating income was negatively impacted by acquisition accounting adjustments, transaction and integration costs and restructuring costs, which are excluded from non-GAAP adjusted EBITDA. Pro forma non-GAAP adjusted EBITDA decreased 72.8% to $35 million, or 10.1% of net sales, compared to 23.4% of net sales in the pro forma year ago period.

Ruckus

•

Segment sales for the second quarter 2019 were $151.1 million. Pro forma second quarter 2019 segment sales of $152.5 million decreased 9.7% from the pro forma year ago period. From a regional perspective, net sales declined in the North America region, partially offset by higher sales in the Asia-Pacific and EMEA regions.

•

GAAP operating loss was $113.6 million. GAAP operating income was negatively impacted by acquisition accounting adjustments and transaction and integration costs, which are excluded from non-GAAP adjusted EBITDA. Pro forma non-GAAP adjusted EBITDA decreased 83.1% to $2.6 million, or 1.7% of net segment sales, compared to 9.1% of net sales in the pro forma year ago period.

Outlook

Today, CommScope management issued third quarter guidance.

Third Quarter Guidance:

•	Revenue of $2.3 billion – $2.5 billion
•	Operating income (loss) of $(5) million – $5 million
•	Non-GAAP adjusted EBITDA of $310 million – $370 million
•	Non-GAAP adjusted effective tax rate of approximately 29% – 30%
•	Loss per share of $(0.81) – $(0.85), based on 194 million weighted average basic shares
•

Non-GAAP adjusted earnings per diluted share of $0.37 – $0.47, based on 232 million weighted average diluted shares (assuming the if-converted method is applied for our Series A Convertible Preferred Stock).

A reconciliation of GAAP to non-GAAP outlook is attached.

“While we continue to see short-term top-line pressure primarily related to lower cable operator spending, we are confident about the long-term strategic growth opportunities for the business,” Edwards said.  “With our substantial portfolio of products and services and unprecedented access to advanced technologies such as 5G, next generation DOCSIS, distributed access architectures, network virtualization, Wi-Fi 6 and structured cable, we are well-positioned to capitalize on industry tailwinds and unlock high growth market potential in 2020 and beyond. We have a proven track record of successfully de-levering the balance sheet while managing top-line softness, and we will continue to capitalize on this experience and focus on operational excellence, cost reduction, cost synergy acceleration and free cash flow opportunities.”

Conference Call, Webcast and Investor Presentation

As previously announced, CommScope will host a conference call today at 8:30 a.m. ET in which management will discuss second quarter 2019 results and third quarter 2019 guidance. The conference call will also be webcast.

To participate in the conference call, dial +1 844-397-6169 (US and Canada only) or +1 478-219-0508. The conference identification number is 8174477. Please plan to dial in 15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the call and corresponding presentation will be available through a link on CommScope's Investor Relations page.

A webcast replay will be archived on CommScope’s website for a limited period of time following the conference call.

END

About CommScope

CommScope (NASDAQ: COMM) and the recently acquired ARRIS and Ruckus Networks are redefining tomorrow by shaping the future of wired and wireless communications. Our combined global team of employees, innovators and technologists have empowered customers in all regions of the world to anticipate what’s next and push the boundaries of what’s possible. Discover more at www.commscope.com.

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Investor Contact:

Kevin Powers, CommScope

+1 828-323-4970

Kevin.powers@commscope.com

News Media Contact:

Rick Aspan, CommScope

+1 708-236-6568

publicrelations@commscope.com

Non-GAAP Financial Measures

CommScope management believes that presenting certain non-GAAP financial measures enhances an investor’s understanding of our financial performance. CommScope management further believes that these financial measures are useful in assessing CommScope’s operating performance from period to period by excluding certain items that we believe are not representative of our core business. CommScope management also uses certain of these financial measures for business planning purposes and in measuring CommScope’s performance relative to that of its competitors. CommScope management believes these financial measures are commonly used by investors to evaluate CommScope’s performance and that of its competitors. However, CommScope’s use of the terms pro forma net sales, non-GAAP adjusted operating income, non-GAAP adjusted EBITDA, pro forma non-GAAP adjusted EBITDA (both including and excluding synergies and cost savings), non-GAAP adjusted net income and non-GAAP adjusted diluted earnings per share and adjusted free cash flow may vary from that of others in its industry. These financial measures should not be considered as alternatives to operating income (loss), net income (loss) or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance, operating cash flows or liquidity.

Forward Looking Statements

This press release or any other oral or written statements made by us or on our behalf may include forward-looking statements that reflect our current views with respect to future events and financial performance. These statements may discuss goals, intentions or expectations as to future plans, trends, events, results of operations or financial condition or otherwise, in each case, based on current beliefs of management, as well as assumptions made by, and information currently available to, such management. These forward-looking statements are generally identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “potential,” “anticipate,” “should,” “could,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “target,” “guidance” and similar expressions, although not all forward-looking statements contain such terms. This list of indicative terms and phrases is not intended to be all-inclusive.

These statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, risks related to the ARRIS acquisition; our dependence on customers’ capital spending on data and communication systems; concentration of sales among a limited number of customers and channel partners; changes in technology; industry competition and the ability to retain customers through product innovation, introduction and marketing; risks associated with our sales through channel partners; changes to the regulatory environment in which our customers operate; product quality or performance issues and associated warranty claims; our ability to maintain effective management information technology systems and to implement major systems initiatives successfully; cyber-security incidents, including data security breaches, ransomware or computer viruses; the risk our global manufacturing operations suffer production or shipping delays, causing difficulty in meeting customer demands; the risk that internal production capacity or that of contract manufacturers may be insufficient to meet customer demand or quality standards; changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing; risks associated with our dependence on a limited number of key suppliers for certain raw materials and components; the risk that contract manufacturers we rely on encounter production, quality, financial or other difficulties; our ability to integrate and fully realize anticipated benefits from prior or future divestitures, acquisitions or equity investments; potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities or those of our contract manufacturers that may affect our ability to meet customer demands for products; possible future restructuring actions; substantial indebtedness and maintaining compliance with debt covenants; our ability to incur additional indebtedness; our ability to generate cash to service our indebtedness; possible future impairment charges for fixed or intangible assets, including goodwill; income tax rate variability and ability to recover amounts recorded as deferred tax assets; our ability to attract and retain qualified key employees; labor unrest; obligations under our defined benefit employee benefit plans requiring plan contributions in excess of current estimates; significant international operations exposing us to economic, political and other risks, including the impact of variability in foreign exchange rates; our ability to comply with governmental anti-corruption laws and regulations and export and import controls worldwide; our ability to compete in international markets due to export and import controls to which we may be subject; the impact of Brexit; changes in the laws and policies in the United States affecting trade, including the risk and uncertainty related to tariffs or a potential global trade war that may impact our products; costs of protecting or defending intellectual property; costs and challenges of compliance with domestic and foreign environmental laws; the impact of litigation and similar regulatory proceedings that we are involved in or may become involved in, including the costs of such litigation, risks associated with stockholder activism, which could cause us to incur significant expense, hinder execution of our business strategy and impact the trading value of our securities; and other factors beyond our control. These and other factors are discussed in greater detail in Part II, Item 1A, Risk Factors, of our Quarterly Report on Form 10-Q for the three months ended March 31, 2019.

Such forward-looking statements are also subject to additional risks and uncertainties related to the recently acquired ARRIS business, many of which are outside of our control, including, without limitation: the risk that we will not successfully integrate ARRIS or that we will not realize estimated cost savings, synergies, growth or other anticipated benefits, or that such benefits may take longer to realize than expected; risks relating to unanticipated costs of integration; the potential impact of the acquisition on relationships with third parties, including customers, employees and competitors; failure to manage potential conflicts of interest between or among customers; integration of information technology systems; and other factors beyond our control.

Although the information contained in this press release represents our best judgment as of the date of this release based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date made. We are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this report, except as otherwise may be required by law.

CommScope Holding Company, Inc.
Condensed Consolidated Statements of Operations
(Unaudited -- In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net sales	$2,566.7	$1,239.9	$3,666.3	$2,360.4
Cost of sales	1,906.7	782.7	2,608.2	1,505.4
Gross profit	660.0	457.2	1,058.1	855.0
Operating costs and expenses:
Selling, general and administrative	480.9	171.1	666.3	342.6
Research and development	177.8	47.8	228.0	97.6
Amortization of purchased intangible assets	164.1	66.4	223.5	133.7
Restructuring costs, net	46.4	7.2	58.8	12.7
Total operating expenses	869.2	292.5	1,176.6	586.6
Operating income (loss)	(209.2)	164.7	(118.5)	268.4
Other income (expense), net	0.7	(3.2)	(5.0)	(2.1)
Interest expense	(165.3)	(60.7)	(262.8)	(120.5)
Interest income	2.3	2.1	14.1	3.5
Income (loss) before income taxes	(371.5)	102.9	(372.2)	149.3
Income tax (expense) benefit	37.5	(37.0)	35.9	(49.6)
Net income (loss)	(334.0)	65.9	(336.3)	99.7
Series A convertible preferred stock dividend	(13.1)	—	(13.1)	—
Deemed dividend on Series A convertible preferred stock	(3.0)	—	(3.0)	—
Net income (loss) attributable to common stockholders	$(350.1)	$65.9	$(352.4)	$99.7
Earnings (loss) per share:
Basic	$(1.81)	$0.34	$(1.82)	$0.52
Diluted (a)	$(1.81)	$0.34	$(1.82)	$0.51
Weighted average shares outstanding:
Basic	193.6	192.2	193.2	191.8
Diluted (a)	193.6	195.2	193.2	195.3
(a) Calculation of diluted earnings (loss) per share:
Net income (loss) (basic and diluted)	$(350.1)	$65.9	$(352.4)	$99.7

Weighted average shares (basic)	193.6	192.2	$193.2	$191.8
Dilutive effect of equity-based awards	—	3.0	$—	$3.6
Denominator (diluted)	193.6	195.2	$193.2	$195.3

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.
Condensed Consolidated Balance Sheets
(Unaudited -- In millions, except share amounts)

	June 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$348.0	$458.2
Accounts receivable, less allowance for doubtful accounts of $25.6 and $17.4, respectively	2,264.7	810.4
Inventories, net	1,404.1	473.3
Prepaid expenses and other current assets	284.4	135.9
Total current assets	4,301.2	1,877.8
Property, plant and equipment, net of accumulated depreciation of $482.2 and $437.7, respectively	767.3	450.9
Goodwill	5,759.1	2,852.3
Other intangible assets, net	4,670.6	1,352.0
Other noncurrent assets	438.5	97.5
Total assets	$15,936.7	$6,630.5
Liabilities and Stockholders' Equity
Accounts payable	$1,406.5	$399.2
Accrued and other liabilities	854.9	291.4
Current portion of long-term debt	24.0	—
Total current liabilities	2,285.4	690.6
Long-term debt	10,302.5	3,985.9
Deferred income taxes	345.1	83.3
Other noncurrent liabilities	578.8	113.9
Total liabilities	13,511.8	4,873.7
Commitments and contingencies
Series A convertible preferred stock, $0.01 par value	1,000.0	—
Stockholders' equity:
Preferred stock, $0.01 par value: Authorized shares: 200,000,000;
Issued and outstanding shares: 1,000,000 Series A convertible preferred stock	—	—
Common stock, $0.01 par value: Authorized shares: 1,300,000,000;
Issued and outstanding shares: 193,873,919 and 192,376,255,
respectively	2.0	2.0
Additional paid-in capital	2,410.7	2,385.1
Retained earnings (accumulated deficit)	(586.1)	(249.8)
Accumulated other comprehensive loss	(171.1)	(159.2)
Treasury stock, at cost: 7,153,511 shares and 6,744,082 shares,
respectively	(230.6)	(221.3)
Total stockholders' equity	1,424.9	1,756.8
Total liabilities and stockholders' equity	$15,936.7	$6,630.5

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited -- In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Operating Activities:
Net income (loss)	$(334.0)	$65.9	$(336.3)	$99.7
Adjustments to reconcile net income (loss) to net cash generated by (used in) operating activities:
Depreciation and amortization	217.3	88.9	301.0	178.3
Equity-based compensation	23.1	11.9	30.7	22.4
Deferred income taxes	(104.8)	(19.2)	(105.4)	(24.6)
Changes in assets and liabilities:
Accounts receivable	(153.3)	(65.9)	(304.0)	(137.0)
Inventories	194.6	(22.8)	132.2	(48.0)
Prepaid expenses and other assets	48.6	23.9	24.2	(0.6)
Accounts payable and other liabilities	(137.1)	25.5	(1.0)	40.9
Other	(6.1)	(8.4)	(3.0)	4.0
Net cash generated by (used in) operating activities	(251.7)	99.8	(261.6)	135.1
Investing Activities:
Additions to property, plant and equipment	(26.6)	(17.3)	(48.0)	(30.8)
Proceeds from sale of property, plant and equipment	0.1	3.2	0.8	6.2
Acquisition funds held in escrow	3,750.0	—	—	—
Cash paid for current year acquisitions, net of cash acquired	(5,049.9)	—	(5,049.9)	—
Cash paid for prior year acquisition	—	—	(11.0)	—
Other	6.7	1.3	6.6	1.3
Net cash used in investing activities	(1,319.7)	(12.7)	(5,101.5)	(23.3)
Financing Activities:
Long-term debt repaid	(2,328.3)	—	(2,553.3)	—
Long-term debt proceeds	3,183.0	—	6,933.0	—
Debt issuance costs	(108.9)	—	(118.1)	—
Series A convertible preferred stock proceeds	1,000.0	—	1,000.0	—
Deemed dividend paid on Series A convertible preferred stock	(3.0)	—	(3.0)	—
Proceeds from the issuance of common shares under equity-based compensation plans	1.5	1.0	2.7	4.9
Tax withholding payments for vested equity-based compensation awards	(1.8)	(0.1)	(9.3)	(15.5)
Net cash generated by (used in) financing activities	1,742.5	0.9	5,252.0	(10.6)
Effect of exchange rate changes on cash and cash equivalents	0.5	(15.0)	0.9	(9.5)
Change in cash and cash equivalents	171.6	73.0	(110.2)	91.7
Cash and cash equivalents at beginning of period	176.4	472.7	458.2	454.0
Cash and cash equivalents at end of period	$348.0	$545.7	$348.0	$545.7

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.
Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures
(Unaudited -- In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Operating income (loss), as reported	$(209.2)	$164.7	$(118.5)	$268.4
Adjustments:
Amortization of purchased intangible assets	164.1	66.4	223.5	133.7
Restructuring costs, net	46.4	7.2	58.8	12.7
Equity-based compensation	23.1	11.8	30.7	22.4
Transaction and integration costs	167.0	1.0	187.7	2.5
Purchase accounting adjustments	164.1	—	164.1	—
Total adjustments to operating income	564.7	86.4	664.8	171.3
Non-GAAP adjusted operating income	$355.5	$251.1	$546.2	$439.7
Depreciation	40.1	19.9	57.8	39.5
Non-GAAP adjusted EBITDA	$395.6	$271.1	$604.1	$479.2
Income (loss) before income taxes, as reported	$(371.5)	$102.9	$(372.3)	$149.3
Income tax (expense) benefit, as reported	37.5	(37.0)	35.9	(49.6)
Net income (loss), as reported	$(334.0)	$65.9	$(336.3)	$99.7
Series A convertible preferred stock dividend	(13.1)	—	(13.1)	—
Deemed dividend on Series A convertible preferred stock	(3.0)	—	(3.0)	—
Net income (loss) attributable to common stockholders, as reported	$(350.1)	$65.9	$(352.4)	$99.7
Adjustments:
Total pretax adjustments to adjusted EBITDA	564.7	86.4	664.8	171.3
Pretax amortization of debt issuance costs & OID (1)	11.4	2.6	18.1	5.2
Pretax acquisition related interest (1)	2.8	—	30.2	—
Tax effects of adjustments and other tax items (2)	(92.1)	(21.8)	(131.1)	(48.0)
Non-GAAP adjusted net income	$152.8	$133.1	$245.7	$228.2
Diluted EPS, as reported	$(1.81)	$0.34	$(1.82)	$0.51
Non-GAAP adjusted diluted EPS	$0.66	$0.68	$1.15	$1.17

(1) Included in interest expense.

(2) The tax rates applied to adjustments reflect the tax expense or benefit based on the tax jurisdiction of the entity generating the adjustment. There are certain items for which we expect little or no tax effect.

Note: Components may not sum to total due to rounding
See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.
Sales by Region
(Unaudited -- In millions)

Sales by Region
			% Change
	Q2 2019	Q2 2018	YOY
United States	$1,500.7	$714.6	110.0%
Europe, Middle East and Africa	471.3	253.4	86.0
Asia Pacific	267.4	183.2	46.0
Caribbean and Latin America	225.4	61.6	265.9
Canada	101.9	27.1	276.0
Total net sales	$2,566.7	$1,239.9	107.0%

CommScope Holding Company, Inc.
Segment Information
(Unaudited -- In millions)

Sales by Segment
	As reported	Deferred Revenue	As Adjusted	(2) Apr 1 -	Pro forma (3)	Pro forma (4)	Pro forma (4)	% Change
	Q2 2019	Adj (1)	Q2 2019	Apr 3	Q2 2019	Q1 2019	Q2 2018	Sequential	YOY
Connectivity	$670.9	$—	$670.9	$—	$670.9	$646.1	$740.5	3.8%	(9.4)%
Mobility	529.4	—	529.4	—	529.4	453.4	499.4	16.8	6.0
CPE	889.0	0.7	889.7	23.4	913.1	824.2	1,008.1	10.8	(9.4)
N&C	330.6	13.3	343.9	3.8	347.7	440.2	549.5	(21.0)	(36.7)
Ruckus	146.8	4.3	151.1	1.4	152.5	116.9	168.9	30.5	(9.7)
Total net sales	$2,566.7	$18.3	$2,585.0	$28.6	$2,613.6	$2,480.8	$2,966.4	5.4%	(11.9)%

Non-GAAP Adjusted EBITDA by Segment

	As reported	(2) Apr 1 -	Pro forma (5)	Pro forma (4)	Pro forma (4)	% Change
	Q2 2019	Apr 3	Q2 2019	Q1 2019	Q2 2018	Sequential	YOY
Connectivity	$142.2	$—	$142.2	$107.7	$157.2	32.0%	(9.5)%
Mobility	140.4	—	140.4	100.7	113.9	39.4	23.3
CPE	62.1	(1.8)	60.3	35.8	61.4	68.4	(1.8)
N&C	45.0	(10.0)	35.0	79.0	128.5	(55.7)	(72.8)
Ruckus	5.9	(3.3)	2.6	(29.0)	15.4	(109.0)	(83.1)
Total non-GAAP adjusted EBITDA (2)	$395.6	$(15.1)	$380.5	$294.2	$476.4	29.3%	(20.1)%

(1) Represents acquisition accounting adjustments related to deferred revenue.
(2) Represents ARRIS segments' results excluded from Q2 2019 as reported for the three days April 1 - April 3, 2019, prior to the acquisition date, April 4, 2019.

(3) Presented pro forma to include as reported Q2 2019 results plus the impact of acquisition accounting adjustments related to deferred revenue and the results of the ARRIS segments for April 1 - April 3, 2019.

(4) Periods prior to the acquisition date, April 4, 2019, are presented pro forma to include previously reported CommScope results plus previously disclosed historical results of the ARRIS segments.
(5) Presented pro forma to include as reported Q2 2019 results plus the results of the ARRIS segments for April 1 - April 3, 2019.

Components may not sum due to rounding
See descriptions of Non-GAAP Financial Measures

CommScope Holding Company, Inc.
Reconciliation of GAAP to Non-GAAP Adjusted EBITDA by Segment
(Unaudited -- In millions)

Second Quarter 2019 Non-GAAP Adjusted EBITDA Reconciliation by Segment

	Connectivity	Mobility	CPE	N&C	Ruckus	Total
Operating income (loss), as reported	$60.5	$98.5	$(25.0)	$(229.6)	$(113.6)	$(209.2)
Amortization of purchased intangible assets	40.3	17.7	33.7	57.2	15.2	164.1
Restructuring costs, net	3.3	2.6	15.1	21.5	3.9	46.4
Equity-based compensation	6.4	4.4	3.6	6.7	2.0	23.1
Transaction and integration costs	19.2	11.6	1.2	99.9	35.1	167.0
Purchase accounting adjustments	—	—	24.0	80.0	60.1	164.1
Depreciation	12.5	5.7	9.5	9.2	3.2	40.1
Non-GAAP adjusted EBITDA	$142.2	$140.4	$62.1	$45.0	$5.9	$395.6
Non-GAAP adjusted EBITDA margin %	21.2%	26.5%	7.0%	13.6%	4.0%	15.4%

First Quarter 2019 Non-GAAP Adjusted EBITDA Reconciliation by Segment
						Pro forma (1)
	Connectivity	Mobility	CPE	N&C	Ruckus	Total
Operating income (loss), as reported	$29.9	$60.7	$(23.8)	$32.4	$(54.5)	$44.8
Amortization of purchased intangible assets	41.0	18.3	43.7	22.7	15.6	141.3
Restructuring costs, net	7.4	5.1	0.5	0.1	(0.1)	12.9
Equity-based compensation	4.5	3.1	6.1	10.8	3.8	28.3
Transaction and integration costs	12.7	8.0	2.3	4.7	1.1	28.7
Purchase accounting adjustments	—	—	—	—	1.5	1.5
Depreciation	12.2	5.5	7.0	8.4	3.8	36.8
Non-GAAP adjusted EBITDA	$107.7	$100.7	$35.8	$79.0	$(29.0)	$294.3
Non-GAAP adjusted EBITDA margin %	16.7%	22.2%	4.3%	17.9%	(24.8%)	11.9%

Second Quarter 2018 Non-GAAP Adjusted EBITDA Reconciliation by Segment
						Pro forma (1)
	Connectivity	Mobility	CPE	N&C	Ruckus	Total
Operating income (loss), as reported	$85.4	$79.3	$(19.4)	$75.6	$(12.3)	$208.6
Amortization of purchased intangible assets	45.0	21.4	51.4	24.7	14.3	156.9
Restructuring costs, net	4.7	2.5	14.6	6.6	—	28.4
Equity-based compensation	7.2	4.6	6.9	11.8	4.8	35.4
Transaction and integration costs	0.7	0.3	—	—	1.6	2.6
Purchase accounting adjustments	—	—	—	—	3.3	3.3
Depreciation	14.2	5.7	7.8	9.7	3.7	41.2
Non-GAAP adjusted EBITDA	$157.2	$113.9	$61.4	$128.5	$15.4	$476.4
Non-GAAP adjusted EBITDA margin %	21.2%	22.8%	6.1%	23.4%	9.1%	16.1%
Components may not sum to total due to rounding
See Description of Non-GAAP Financial Measures
(1) Periods prior to the acquisition date, April 4, 2019, are presented pro forma to include previously reported CommScope results plus previously disclosed historical results of the ARRIS segments.

CommScope Holding Company, Inc.
Adjusted Free Cash Flow
(Unaudited -- In millions)

Adjusted Free Cash Flow

	Q3 2018	Q4 2018	Q1 2019	Q2 2019	TTM Q2 2019
Cash flow from operations	$226.8	$132.3	$(10.0)	$(251.7)	$97.4
Capital expenditures	(24.6)	(26.9)	(21.4)	(26.6)	(99.5)
Free cash flow	202.2	105.4	(31.4)	(278.3)	(2.1)
Transaction and integration costs	2.1	4.5	7.3	187.8	201.7
Restructuring costs	7.7	9.4	25.9	23.9	66.9
Adjusted free cash flow	$212.0	$119.3	$1.8	$(66.6)	$266.5

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Reconciliation of GAAP to Non-GAAP Pro Forma Adjusted EBITDA

(Unaudited -- In millions)

	Three Months		Six Months		Year	Twelve Months
	Ended		Ended		Ended	Ended
	June 30,		June 30,		December 31,	June 30,
	2019	2018	2019	2018	2018	2019
Operating income (loss)	$(209.2)	$164.7	$(118.5)	$268.4	$450.0	$63.1
Adjustments:
Amortization of purchased intangible assets	164.1	66.4	223.5	133.7	264.6	354.4
Restructuring costs, net	46.4	7.2	58.8	12.7	44.0	90.1
Equity-based compensation	23.1	11.9	30.7	22.4	44.9	53.2
Asset impairments	—	—	—	—	15.0	15.0
Transaction and integration costs (1)	167.0	1.0	187.7	2.5	19.5	204.7
Purchase accounting adjustments	164.1	—	164.1	—	—	164.1
Non-GAAP adjusted operating income	$355.5	$251.1	$546.2	$439.7	$838.0	$944.5
Depreciation	40.1	19.9	57.8	39.5	75.6	93.9
Non-GAAP adjusted EBITDA	$395.6	$271.1	$604.1	$479.2	$913.6	$1,038.5
ARRIS acquisition (2)						473.9
ARRIS synergies (3)						135.0
Cost reduction initiatives (4)						31.1
Non-GAAP pro forma adjusted EBITDA						$1,678.5

(1) Primarily reflects transaction and integration costs related to the Acquisition in 2019 and BNS acquisition integration costs in 2018.

(2) Reflects adjusted EBITDA related to the ARRIS business from July 1, 2018 to the Acquisition date calculated in accordance with CommScope’s definition.

(3) Reflects annualized synergies expected to be realized in the three years following the close of the Acquisition.

(4) Represents annualized savings expected from announced cost reduction initiatives.

CommScope Holding Company, Inc.
Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures
(Unaudited -- In millions, except per share amounts)

Outlook
Three Months Ended
September 30, 2019
Operating income (loss)	$(5) - $5
Adjustments:
Amortization of purchased intangible assets	$163 - $167
Restructuring costs, transaction and integration costs and other (1)	$5 - $20
Purchase accounting	$81 - $104
Equity-based compensation	$24 - $28
Depreciation	$42 - $46
Total adjustments to operating income	$315 - $365
Non-GAAP adjusted EBITDA	$310 - $370

Basic loss per share	$(0.81) - $(0.85)
Adjustments (2):
Total adjustments to operating income	$0.94 - $1.06
Debt-related costs and other special items (3)	$0.07 - $0.07
Impact of Series A convertible preferred stock (4)	$0.17 - $0.19
Non-GAAP adjusted diluted earnings per share (5)	$0.37 - $0.47

(1) Reflects projections for restructuring costs, transaction and integration costs and other special items. Actual adjustments may vary from projections.

(2) The tax rates applied to projected adjustments reflect the tax expense or benefit based on the expected tax jurisdiction of the entity generating the projected adjustments. There are certain items for which we expect little or no tax effect.

(3) Reflects projections for amortization of debt issuance costs, amortization of original issue discount and tax items. Actual adjustments may vary from projections.

(4) Reflects the impacts of the Series A convertible preferred stock on the earnings per share calculation, including the impact of if-converted dilutive shares that were considered anti-dilutive with a GAAP net loss.

(5) Weighted average diluted shares calculated assuming the if-converted method is applied for the Series A convertible preferred stock.

Our actual results may be impacted by additional events for which information is not currently available, such as additional restructuring activities, asset impairments, debt extinguishments, additional transaction and integration costs, foreign exchange rate fluctuations and other gains or losses related to events that are not currently known or measurable.

See Caution Regarding Forward-Looking Statements and Description of Non-GAAP Financial Measures.